EXHIBIT 99.1

NEWS RELEASE

Nabors Director, Martin J. Whitman, to retire; John Yearwood to assume Lead Director role
Hamilton, Bermuda, April 29, 2011 / PR Newswire — FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced that Martin J. Whitman intends to retire from its board of directors at the conclusion of his current term, which expires at the Company’s annual general meeting of shareholders on June 7, 2011. Mr. Whitman has served as a director since 1991 and as Lead Director since 2002.
Nabors also announced that the Board has appointed John Yearwood to succeed Mr. Whitman in his roles as Lead Director and on each of its Audit, Compensation and Executive Committees upon Mr. Whitman’s retirement. Mr. Yearwood served in senior executive roles at Schlumberger Limited and, most recently, as Chief Executive Officer of Smith International, Inc. until its sale to Schlumberger.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “Marty has been an invaluable member of our Board since 1991. Marty’s critical role in Nabors’ success precedes his tenure as a director. He was the driving force in creating Nabors from its predecessor, Anglo Energy, following Anglo’s emergence from bankruptcy in late 1986. Marty identified the Anglo opportunity and led a group that purchased, directly from the creditors, a portion of Anglo’s distressed debt and a majority position in its equity, which was soon recapitalized into Nabors. Since that time, his vision and guidance, particularly in the areas of capital structure, financial oversight and risk management have been instrumental in the 140-fold increase in Nabors’ enterprise value.
“I am also delighted to announce that our board has decided to name Marty a Director Emeritus in honor of his long-standing and critical contribution to the success of Nabors.
“I and the other Board members are also pleased that John Yearwood has agreed to assume the role of Lead Director upon Marty’s retirement. During his short tenure on the Board, John has been a leader in the areas of corporate governance and strategy, all the while drawing on his depth of industry experience to provide a wealth of knowledge and insight specific to the various segments of our business.”
The Nabors companies own and operate approximately 551 land drilling and approximately 750 land workover and well servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 38 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. Nabors also provides pressure pumping services with over 545,000 hydraulic horsepower in key basins throughout the US Lower 48. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.